Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP SHAREHOLDERS APPROVE ISSUANCE OF SHARES
IN CONNECTION WITH THE ACQUISITION OF THE POST CEREALS BUSINESS

St. Louis, MO, July 17, 2008. . . Ralcorp Holdings, Inc. (“Ralcorp”) (NYSE: RAH) announced that, at a special meeting of shareholders held today, July 17, 2008, shareholders approved the issuance of shares of Ralcorp common stock, $.01 par value per share, in connection with the acquisition by Ralcorp of the Post cereals business of Kraft Foods Inc. (“Kraft”) (NYSE: KFT) through the merger (the “Merger”) of Cable Holdco, Inc. (“Splitco”), a wholly owned subsidiary of Kraft, with and into Ralcorp Mailman LLC (“Ralcorp Mailman”), a wholly owned subsidiary of Ralcorp.

The closing of the Merger and the related transactions (collectively, the “Transactions”) remains subject to certain conditions set out in the RMT Transaction Agreement between Kraft, Splitco, Ralcorp and Ralcorp Mailman dated as of November 15, 2007 which was filed with the SEC on Form 8-K on November 20, 2007.  Regulatory and other governmental approvals required for the Transactions have already been obtained.  The Transactions are scheduled to close in early August.

About Ralcorp Holdings, Inc.

Ralcorp produces a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NON-SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

ADDITIONAL INFORMATION

In connection with the proposed acquisition by Ralcorp of the Post cereals business from Kraft, Cable Holdco, Inc. has filed a registration statement (including a prospectus) on Form S-4 and Form S-1 with the SEC (Reg. No. 333-150212).  Ralcorp has filed a registration statement on Form S-4 with the SEC that also includes the prospectus (Reg. No. 333-150222).  The prospectus was sent to shareholders of Kraft on June 30, 2008.  The prospectus and the other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from Kraft upon written request to Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093, or by calling (847) 646-5494, or from Ralcorp, upon written request to Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, Saint Louis, Missouri 63101, or by calling (314) 877-7113.

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